Exhibit 2.16
WPP plc
Sea Containers, 18 Upper Ground London,
United Kingdom, SEI 9GL

21 March 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

On 12 March 2024, WPP Finance S.A, a subsidiary of the registrant, issued EUR 600,000,000 3.625% Senior Bonds due September 2029 (the "3.625% Senior Bonds"). The 3.625% Senior Bonds are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 3.625% Senior Bonds upon request.

Very truly yours,

WPP plc

By:	/s/ Joanne Wilson
Joanne Wilson
Chief Financial Officer
(principal financial officer)